Exhibit 99.2
Big Lots
Third Quarter 2019 Conference call
December 6, 2019

Presenters
Andy Regrut, Vice President of Investor Relations
Bruce Thorn, President and Chief Executive Officer
Lisa Bachmann, Executive Vice President, Chief Merchandising and Operating Officer
Jonathan Ramsden, Executive Vice President, Chief Financial and Administrative Officer

Operator
Greetings, and welcome to the Big Lots Q3 2019 conference call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Andy Regrut, vice president, investor relations. Please go ahead, sir.

Andy Regrut
Good morning. Thank you for joining us for our third quarter conference call. With me here today in Columbus are Bruce Thorn, our president and CEO; Lisa Bachmann, executive vice president, chief merchandising and operating officer; and Jonathan Ramsden, executive vice president, chief financial and administrative officer.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our Safe Harbor provisions, as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements.

All commentary today is focused on adjusted non-GAAP results. For the third quarter of fiscal 2019, this excludes an after tax gain of $136.6 million, or $3.49 per diluted share, associated with the sale of our distribution center in Rancho Cucamonga, California, as well as an after tax expense of $2.6 million, or 7 cents per diluted share, associated with the implementation of our strategic transformation. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

One other item to highlight, we are in the early stages of planning an investor event in New York City in March of 2020. Additional details will follow in the weeks and months to come, but please be advised, it is likely to occur in the same general timeframe as our fourth quarter earnings release.

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This morning, we have scheduled one hour for the call. Bruce will start with a few opening comments, Lisa will discuss Q3 results from a merchandising perspective, Jonathan will review the financial highlights from Q3 and the outlook for the fourth quarter, and Bruce will complete our prepared remarks before taking your questions.

I'll now turn the call over to Bruce.

Bruce Thorn
Thank you, Andy, and good morning, everyone. I will start with a few comments on the third quarter before talking about what we are seeing so far in Q4 and then give you a preview of what you can expect from Big Lots in 2020. It is important to put all of that into the context of the transformational strategic journey we are undertaking where we remain very confident that we are on a path to delivering significant improvements and underlying operating performance and free cash flow and, most importantly, in long-term shareholder value creation.

Starting with Q3. Our results were in line with our guidance coming into the quarter. Comps decelerated from Q2, but strengthened on a two year basis. Gross margin rate was slightly down, but, again, in line with our guidance. We continue to maintain excellent expense control, which helped us to deliver adjusted EPS in the upper part of our guidance range.

Before I dive deeper into the third quarter results and our transformation efforts, I am pleased to report that we are off to a solid start in the fourth quarter. Jonathan will give more color on our outlook in a moment, but despite the adverse effect of the holiday shopping calendar compression, we believe we are on track to deliver a positive comp for the quarter.

Sales in the month of November, which included Thanksgiving and Black Friday, we're ahead of plan and we are excited by the response from customers to our holiday assortments. Given our transformational journey, as you would expect, we are heavily focused on our plans for 2020 and beyond. After a year of transition and restructuring in 2019, we expect 2020 to deliver a significant improvement in comps and return to earnings growth, as the fruits of our transformational efforts begin to be realized.

Returning to EBIT and EPS growth will be a key step on our journey and we expect the rate of progress to accelerate in 2021 and 2022. As Andy mentioned, we will hold an investor event in the first quarter of 2020, at which time we will share more details on our strategy and road map. But I want to take a few moments now to discuss some of the key growth levers we see for 2020 and beyond.

Our store of the future rollout remains a central component of our strategy to provide a new and compelling experience for our customer. We entered Q3 with 452 stores, or 32 percent of our fleet, in the store of the future format. The sales lift for year one stores continue to be in

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the high single digits with a large majority of the increase coming from the high margin merchandise categories located in the front of the store. That is, furniture, seasonal, and soft home. Sales growth in these stores is driven by both a bigger basket and increases in transactions.

In addition, net promoter scores, which are based on actual customer survey results, are significantly up in these stores, further validating that this format is resonating. In total, for the peak holiday selling season, we had approximately 250 more store of the future stores this year compared to last year. For 2020, we expect our ongoing store of the future rollout to continue to deliver at least a point of comp and we have enhancements to the new format, which should drive incremental growth next year and in years to come.

For instance, on our last earnings call, we talked about a new initiative called the Lot that we have been testing in a number of stores. In these stores, we carved out an area of approximately 500 square feet near the front of the store where we are featuring a series of programs focused on events that so far have included dorm savings, backyard bargains, tailgating, and Halloween.

The Lot has proven to be a great way to bring newness, freshness, and novelty. Our test stores have been experiencing a 1 to 2 percent total store comp lift with our theme presentations. And based on customer intercepts, it has produced favorable feedback and repeat shopping trips. We'll roll out the Lot to all of our stores of the future stores in 2020, which, including both existing and new conversions, will be well over half of the fleet.

In these stores, we will also roll out a new checkout experience, featuring a reconfigured and streamlined queue line that will enhance customer experience, increase product density, and build a bigger basket supported by new fixed ring and product assortments, including new impulse items. This initiative has also been successfully tested over the past few months.

Another growth lever in 2020 will be Broyhill, which will be rolled out in all stores and also be available online. This iconic brand will drive growth, with special emphasis on our better and best offerings, in indoor and outdoor furniture, soft and hard home. Initial product is arriving this month to support our introduction of Broyhill in January and the full chain wide rollout is scheduled for April 2020.

It will be supported with marketing messaging through our print circular and digital channels and through beautifully designed in store signage, all based on extensive work that has been done on brand positioning and guidelines.

Another chain wide launch coming during 2020 is the traffic driver's program we have discussed on prior calls. We believe our customer often shops Big Lots first and our goal for her is to find even more items on her list at our stores. This initiative focuses on reconfiguring our food and consumables assortments to strike the right balance between surprise and delight values from

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closeouts in every aisle and consistent offerings in trusted brand name never outs. To support this product mix, rebalancing footage from food staple items will be reallocated to food, entertainment, and consumables.

Our current coolers, which typically occupy approximately 20 linear feet, and are low productivity, low margin, and expensive to maintain, will be replaced by a smaller end cap cooler. The extra square footage will be allocated to more productive categories, all while maintaining our eligibility to accept SNAP and EBT as a form of payment.

The traffic drivers initiative will involve some margin investment during the initial rollout, but once again, we are confident, based on our testing, that it will drive incremental sales. Over time, we expect it to become accretive through driving incremental traffic. This program will also be rolled out across the chain.

We expect all of these initiatives to drive a meaningful benefit to store comps in 2020 and we are excited by our customer's reaction to the new experiences and assortments we are bringing to her in our stores.

Meanwhile, our excitement about our ecommerce business is also growing. Q3 was our first full quarter with BOPIS; that is buy online, pick up in store. This convenient shopping option is now available in all stores and our customers' response continues to exceed expectations. BOPIS has nearly doubled the number of viewable skews online and we continue to receive more orders per day per store than anticipated. And the average order value continues to trend higher than our original estimates.

Furniture has been her most popular choice and she frequently makes additional purchases in store when she picks up her order. BOPIS is an excellent way for us to capitalize on the continued strong growth in our online traffic. Cyber Monday was a record setting day for our ecommerce platform with record visits and excellent conversion rate and three times the demand of our previous highest day.

The rollout of BOPIS has also meant that our ecommerce operation as a whole is now profitable. In 2020, it will remain a major area of focus and opportunity.

Finally, our CRM efforts will also be a major focus in 2020. Our loyalty program, Big Regards, also had another great quarter with record setting performance. We entered Q3 with 18.8 million active members, another all-time high, adding 500,000 this quarter, which is a 15 percent increase over last year. We also achieved record loyalty program penetration for the sales and transactions in Q3.

The marketing team continues to do a very good job leveraging this base of loyal customers with messages through email, social, and digital channels. We know our rewards members shop

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our stores more frequently and typically drive a bigger basket, highlighting the importance of these loyal customers.

Alongside these growth initiatives, we continue to focus on driving savings through our Fund the Journey initiative and Jonathan will speak more to that in a moment. We're taking a highly disciplined approach to both opex and capex. And while some of these savings are being reinvested to support our growth initiatives, the sustainable benefits they deliver will continue beyond these investments.

In summary, we expect to close out 2019 on a positive note. And as we enter 2020, we do so with the expectation that accelerated top line growth, discipline and judicious management of operating expenses, and lower capex is expected to drive a significant improvement and normalized free cash flow.

Before handing over, I would like to take a moment to welcome a new member to the executive team. Andrej Mueller recently joined Big Lots as the executive vice president of business strategy. This is an expansion to our leadership team and part of the transformational roadmap for future growth. Andrej has nearly 20 years of experience in the consumer industry and his expertise is centered around profitable growth strategy, upgrading marketing, sales and advanced analytic capabilities, and delivering transformational change across a broad range of companies.

Andrej will report to me and is responsible for generating customer and competitive insights, as well as managing the company's strategic planning efforts. Creating a data driven enterprise strategy group ensures that we achieve operational excellence in an evergreen strategic planning process. And I'm thrilled to have him as part of the Big Lots family.

I'll now hand the call over to Lisa for detail on Q3 merchandising results, but will return to make some closing remarks in a few moments.

Lisa Bachmann
Thank you, and good morning, everyone. Total sales increased 1.6 percent in the third quarter and comps were essentially flat, which was in line with our guidance. From a merchandise category perspective, furniture was the top performer, comping up mid-single digits which is on top of a 12.5 percent increase last year. All four departments, that is mattresses, upholstery, case goods, and ready to assemble were up in Q3, with mattresses posting a low double digit increase driven by our transition to the Sealy assortment, which is now complete and has stepped up newness in our better and best assortment.

Upholstery was driven by our motion sets and sectionals, while case goods experienced strong sales in our master bedroom offerings. Our two financing options for in-store purchases remains very popular and continue to perform very well. Easy Leasing, the lease to purchase program offered through Progressive, grew double digits in Q3 with penetration of furniture

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sales in the low 20 percent range once again this quarter. This is quite an accomplishment considering the highly successful Labor Day promotion we ran last year.

And the Big Lots credit card had another excellent quarter with significant growth not only in furniture transactions, but across all other categories in the store. We're improving the card program with refreshed, creative, more prominent in-store signage, a new card design, and the addition of exclusive events for cardholders.

Seasonal was up low single digits in the quarter, which is on top of a nearly 8 percent increase for the same period last year. Q3 is a transition quarter for our seasonal business as we sell through our outdoor living assortments remaining from spring, we set and sell through Halloween and harvest, and then quickly turn our attention toward the holidays and Christmas trim.

I'm pleased to report we exited lawn and garden in summer quite well. We had good results in Halloween and early Christmas trends look promising. Our seasonal business comped up in all three months of the third quarter, with sales accelerating to mid single digit range in October. Consumables was also up low single digits. Congratulations to the team who are celebrating their fourth consecutive quarter positive comps.

The performance in Q3 was broad based, with all five departments posting increases and it was consistent with positive comps in each month of the quarter. Similar to Q2, we experienced strength in cleaning aids and our housekeeping business and our never outsets in health and beauty. Paper and pet also posted good results in the quarter, in part by leveraging new presentations on themed end caps.

Soft home was essentially flat in Q3. Fashion bedding, home décor, and home organization were strong in the third quarter, but offset by declines in other categories, specifically, window. We recently launched Dream Street, our own brand in youth bedding, storage furniture, and decorative accessories. This filled a white space opportunity in the soft home category and repurposed space vacated by stationery from earlier this year.

Food was down in Q3 as planned. Some bright spots included candy, snacks, and beverages where we are increasing space as part of the traffic driver initiative Bruce discussed a few months ago. It was offset by a softness in staple type items once again this quarter. We continue to see encouraging trends coming from our food reset that was completed at the beginning of Q2, which redirected inventory and space to entertaining categories where we have a high permission to play.

And finally, hard home and electronics, toys and accessories were down in Q3, reflecting a strategic decision to move space to other categories. However, we did see good performance in kitchen appliances and tabletop.

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Now, let me address the topic of import tariffs. Since the first announcement well over a year ago, we have been carefully reviewing the products on each of the four lists and accessing the potential impact. We have developed short-term measures, including working with manufacturers to reduce overall cost, adjusting retail prices where appropriate, evaluating the overall number of units purchased, and, in some cases, absorbing the impact in margin.

In addition, the team has successfully expanded its global sourcing and we see an even greater opportunity over the next several years to further reduce our China exposure.

Before handing the call over, I want to take a moment to thank our team for their extraordinary efforts and unwavering support to fuel our Operation North Star growth strategies. The team has spent countless hours working on the rollout of these initiatives while working very hard to deliver Q4, our most important quarter of the year. I truly appreciate their partnership and support during this transformation and I'm confident we'll close this year with strength and carry the momentum into 2020.

I'll now turn the call over to Jonathan for insight on the numbers and our guidance for 2019.

Jonathan Ramsden
Good morning, everyone, and thanks, Lisa. And I would like to add my thanks to our entire team for their incredible hard work and commitment during this period of significant change for the company.

Net sales for the third quarter of fiscal 2019 were 1.168 billion, up 1.6 percent versus the 1.149 billion we reported last year. The increase in total sales resulted from sales growth in high volume new and relocated stores not included in the comp base and a higher store count year over year. Comparable sales for stores opened at least 15 months plus ecommerce sales decreased 0.1 percent compared to our guidance of approximately flat.

In terms of the cadence throughout the quarter, sales trends were slow in the month of August, our toughest comparison to last year, but improved sequentially in September and October in line with our expectations coming into the quarter.

The adjusted net loss of the third quarter was $7 million, or 18 cents per share, which compares to our guidance of a net loss of 15 to 25 cents per share and to last year's Q3 net loss of $6.6 million, or 16 cents per share.

The gross margin rate for Q3 was 39.7 percent, which was down 20 basis points from last year's third quarter rate. As anticipated, a higher markdown rate and promotional selling was only partially offset by continued favorability in merchandise mix and shrink. Total adjusted expense dollars were 468 million, down slightly from the 469 million we reported last year. The adjusted expense rate in Q3 was 40.1 percent, a 70 basis points improvement versus last year. Expense

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leverage resulted from lower store payroll and corporate headquarters expense, partially offset by higher depreciation, occupancy, and other charges.

Interest expense for the quarter was 5.4 million compared to 3.1 million last year, reflecting higher average debt and a higher average interest rate compared to last year. The adjusted income tax benefit rate in Q3 was 31.7 percent, which was lower than last year's rate of 48.1 percent which benefited from a number of discrete items.

Moving on to the balance sheet, inventory ended the third quarter of fiscal 2019 at 1.117 billion compared to 1.074 billion last year, with the 4 percent increase coming from planned year over year sales increases and inventory builds in certain merchandise categories, including furniture and soft home.

During Q3, we opened 21 stores and closed 14 stores, leaving us with 1,418 stores and total selling square footage of 32 million. Capital expenditures for the third quarter of 2019 was 69 million. Additionally, the company has reinvested approximately 69 million of the proceeds from the sale of our Legacy California DC to exercise a purchase option on our corporate headquarters real estate here in Columbus, effective through a qualified intermediary to accommodate a 1031 tax deferred exchange.

The sale of our Legacy DC in Rancho Cucamonga, California, which was completed at the end of the quarter, realized proceeds of approximately 190 million. Electing a 1031 exchange and purchasing our headquarters building enabled us to defer approximately 15 million of taxes that would otherwise have been payable on that sale. In addition to which we will eliminate approximately $6 million in annual lease payments going forward.

Net of the reinvestment proceeds from the sale of the California DC were used to pay down a portion of our revolver debt. At the end of the quarter, we had 501 million of long-term debt compared to 488 million a year ago. Our quarter and total debt includes a 68 million relating to the secured equipment term agreement we entered into at the beginning of the quarter. Proceeds from which we used to pay down our revolver.

As announced in a separate press release earlier today, on December 4, 2019, our board of directors declared a quarterly cash dividend of 30 cents per common share. This dividend payment of approximately $12 million is payable on December 30, 2019 to shareholders of record at the close of business on December 16. Year to date, approximately 87 million has been returned to shareholders in the form of share repurchases and dividend payments.

Now, turning to forward guidance. For Q4, we expect EPS to be in the range of $2.40 to $2.55 per diluted share, which compares to net income of $2.68 per diluted share for the same period last year. Our guidance assumes comparable sales increasing slightly with a positive spread to total sales growth similar to Q3. The growth in total sales reflects more productive new store openings, as well as a slightly higher year over year store count. We expect our gross margin

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rate for the fourth quarter to remain under pressure, driven in part by absorbing some of the impact from tariffs as well as from anticipated higher levels of promotional selling.

Fourth quarter expenses will be adversely affected by the year over year restoration of bonus accruals, California DC transition costs, and other items. Mitigated by our continued excellent progress on Fund the Journey savings.

In terms of our outlook for the full year, we are maintaining our guidance for adjusted net income to be in the range of $3.70 to $3.85 per diluted share, which compares to last year's adjusted EPS of $4.04. As has been in the case in the past, our quarterly EPS figures were not sum to the full year figure due to the impact of the timing of share repurchases on the calculation.

Inventory on hand at the end of Q4 is expected to be down slightly from last year, reflecting a favorable inventory to sales trend coming into 2020. Q4 ending inventory will include the impact of investments we are making to prepare for the Broyhill rollout and also some transitional inventory builds relating to the move to our new California DC. We foresee ending fiscal 2019 with total long-term debt close to or somewhat lower than the prior year figure of 374 million.

Full year capital expenditures, excluding the like-kind exchange of the Columbus headquarters building, are expected to be approximately 250 million. As Bruce referenced earlier, we are committed to a highly disciplined approach to operating a capital expenditure management. Regarding capex, we are planning for a significant reduction in expenditures in 2020 below the figure of 250 million I just referenced.

Alongside that, our efforts to increase the savings from our Fund the Journey initiative will continue. We previously spoke to a 100 million opportunity from this initiative over a three year period. Based on the work we have done since that initial estimate, we now expect to exceed that goal by the end of 2020, and that we will continue to drive the overall figure higher.

As a reminder, these savings are gross and encompass both gross margin and SG&A benefits, a portion of which will be offset by growth investments. We will provide an update in more detail at our investor event in March.

All of our commentary has been on a non-GAAP basis, which excludes the gain on the sale of our distribution center in Rancho Cucamonga, California and costs associated with our strategic transformation, merchandise category exits, and legal settlement contingencies.

In our press release, we provided GAAP guidance for fiscal 2019. The level of non-GAAP activity on an after tax basis is approximately 98.1 million, or $2.49 per diluted share, for the fiscal year.

I'll now turn the call back over to Bruce.

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Bruce Thorn
Thanks, Jonathan. Before we open the lines for questions, I want to share a few closing comments. Over the Thanksgiving weekend, I walked our stores and I believe the product assortments and value propositions looked very good. Our merchandise strategies anchored on trend right, tasteful assortments coordinated across the categories of furniture, Christmas trim, soft and hard home, consumables, food, and toys create relevance because they are a destination for our customer as she prepares for the holidays.

At this point in the season, it comes down to one thing, execution, which is all about our people. I want to take a moment to thank our associates in the field, our distribution centers, and here in the corporate office for the dedication, passion, and contributions. We've been facing uncertainty in our business, a result of a highly competitive and evolving retail environment, the trade war, and the impact of tariffs. And the team has been working very hard to transform our company as part of Operation North Star.

As I mentioned in my opening remarks, I'm confident we will navigate through this environment to deliver a good outcome for 2019. And I'm also confident that 2020 will be a year of significantly improved performance for the company as the fruits of all these efforts start to be realized. I'll now turn the call back over to Andy.

Andy Regrut
Thanks, Bruce. Kevin, we would now like to open the lines for questions.

Operator
Thank you. We'll now be conducting a question and answer session. If you'd like to be placed in the question queue, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing star, one. One moment, please, while we poll for questions.

Our first question today is coming from Brad Thomas from KeyBanc Capital Markets. Your line is now live.

Brad Thomas
Hey. Good morning, everybody. Thank you for taking the question. I was hoping you'd give us a little bit more of a preview of what you might tell us in March about 2020 and talk a little bit about some of the puts and takes from a margin standpoint and how you may be able to stabilize or drive some margin opportunity.

Jonathan Ramsden
Sure, Brad. Good morning. It's Jonathan. Yeah. So, I think the headlines of what we are speaking to for 2020 are, first of all, an acceleration in the comp that we spoke to and Bruce enumerated

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a number of the drivers that we expect will drive that comp forward and we can certainly go back over those if that's helpful.

We do plan to reduce capex meaningfully in 2020. We have some very high return projects that we will still be moving forward with, including Store of the Future. But we are confident we can get that capex figure down. And then, as we referenced earlier in the comments, we expect to drive EBIT and EPS improvement. The EPS improvement will be somewhat greater than EBIT due to lower debt levels year over year. But we are confident that we are on track to deliver all of those things.

We still have, obviously, a lot of work to do before we fully lock down the plan and there is some--still some investment decisions we have to make. But, we're confident at this point in those broad parameters for 2020.

In terms of the gross margin rate, just a couple of comments on that. We have got the tariff cost impact built into that. We have our mitigating actions offsetting that, including working with our vendors, passing some of that impact along in terms of higher AURs, and absorbing some of it in gross margin. We'll have a favorable mix benefit in 2020 on gross margin rate, which is important, but we're also providing in our outlook or in our thinking, at least, the expectation that we'll also continue to need to be more promotional. So, all of those things are baked into our outlook at this point for 2020.

Brad Thomas
Very helpful, and if I could ask a follow up guidance for 4Q. Obviously, you’ve given the EPS range, but could you help us fine tune our models in terms of your thinking on some of the gross margin and SG&A puts and takes for 4Q?

Jonathan Ramsden
Yeah, I mean, a little. We said we expect a slight improvement in comps and we believe we’re on track to do that. We are going to continue to have some gross margin rate pressure, as we did in Q3, partly from absorbing some of the tariff impact, but also from some increased--planned increase in promotional activity. And, then as I alluded to a couple of minutes ago, there are expense headwinds in Q4 that we are lapping, which weren’t there in Q3, particularly with regard to the restoration of the bonus accrual and also some transition costs as we complete the transition of the California DC. So, we are, for a period of a few months, leasing back the facility until we’re fully transitioned. So, there’s an incremental couple of million of expense in Q4 related to that.

So, I think gross margin rate pressure continues and expense in Q4 is more challenging than it was in Q3 because, primarily because of those two items.

Brad Thomas
That’s very helpful. Thank you, Jonathan, and good luck keeping up the momentum through 4Q.

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Jonathan Ramsden
Thank you.

Operator
Thank you. Our next question today is coming from Peter Keys from Piper Jaffray. Your line is now live.

Peter Keys
Hey, good morning, everyone. I wanted to dig into a few of the categories, most specifically the food category, which you talked about it earlier in the year, trying to be more focused on it then. So, it sounds like you had that all set at the end of Q2, but the food category was still down in Q3. Could you give us a thought on how that might trend with Q4 and the tougher compare and then looking out in 2020?

Lisa Bachmann
Good morning, Peter. Food, as you commented, was down in Q3 and I do want to say that was--we were planned to be down in Q3. As we’ve talked about, we’ve continued to move space away from food, especially within the staple type of items. We have leaned into some of the entertaining types of product that--excuse me, like the gift giving for food, as well as our snacks, beverage, and in candy, all of which have been a nice bright light for us.

That space has been moved over into the consumable categories, where we’ve continued to expand some of our national brands. And, as you can see with the results in consumables, we continue to see the positive growth as a result of moving that space. So, as we look to Q4, again, we believe that food will be slightly down. That’s embedded into our forecast and we will continue to support the efforts of North Star Initiative, which will, again for next year, look to move additional space to consumables.

Operator
Thank you. Our next question is coming from Joseph Feldman from Telsey Advisory Group. Your line is now live.

Joseph Feldman
Hi, guys. Good morning. Thanks for taking the question. Actually, I did also want to ask a little more detail on that reallocation of the food. You mentioned it’s going towards entertainment and you guys feel you have a right to play in this space. Can you talk a little more about that and what type of products within entertainment and just to help clarify that?

Lisa Bachmann
Sure. Again, a lot of what we’ve looked at here is a combination of some of the consumer insight studies that we’ve done at the beginning of the year, as well as testing that we’ve done in our point of sale results. So, when we talk about entertaining food, we’re really leaning into

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things like snacks. So, salty snacks, candy, beverages, and during fourth quarter, we actually do a very nice business with our food gifts, and so those are the categories that we’re going to provide more space for more offerings for Jennifer and really move away, not eliminate, but move away from some of the staple items that we currently carry.

Bruce Thorn
Yeah and Joseph, this is Bruce. If I could add just a little bit more onto what Lisa said. We’re thinning down some of the food staples, where in the past, we may have had multiple types of ketchup or a can of peas that are very competitive in the marketplace. We’ll slim down that staples, invest into the areas we know we can win in, and then take some of that space and, like she mentioned earlier, give that to a more competitive position that we have in consumables, which is housecleaning, etc. And, so it’s planned down, it’s expected down, but in the areas we want to play, we want to be able to win.

Joseph Feldman
Got it. And, if I could follow up, Bruce, your comment at the very start of the call, you said fourth quarter is off to a really solid start and then the guidance for the comp is just up slightly. I guess is that what you meant to say? I just, when I heard you say it, I got more excited that maybe it was--you could do a plus one, maybe even more than that this quarter. I’m just trying to reconcile the two--

Bruce Thorn
You’re going to tease that comp out of me, aren’t you Joseph? Look, the way I feel about fourth quarter is that first off, I think we’ve got a really healthy customer out there. The sentiment--consumer sentiment, strong. Confidence still seems strong. On all accounts, we’re seeing healthy progress. When we take this Thanksgiving shift that’s happening in the fourth quarter and compare it to other years like that, and put that into our plan and look at the performance we had across Black Friday, Cyber Monday and Cyber Monday week, it’s ongoing, we feel very good about how we’re performing against plan.

Albeit, it’s early in the quarter, so we’re still--we’ve still got nearly almost two months left to go, but we’re really pleased with the strong performance against our plan for the fourth quarter at this point.

Jonathan Ramsden
And, I’ll just add to that, Joseph, just a reminder that we are up against that calendar shift. So, whatever comp we deliver is in effect stronger than that because of the adverse calendar shift effect.

Joseph Feldman
Thank you for that and good luck with the quarter, guys. Appreciate it.

Jonathan Ramsden

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Thank you.

Bruce Thorn
Thank you, Joseph.

Operator
Thank you. Our next question today is coming from Karen Short from Barclays. Your line is now live.

Reynaldo Bersants
Hey, good morning. This is actually Reynaldo Bersants on the line for Karen. So, my first question is really on the Store of the Future performance, but more specifically to year two performance. I think you had quite a few stores that recently anniversary, the remodels. So, I was hoping you could talk about performance there. Specifically, if you can talk to the year two lift and the gap in performance versus the rest of the chain, that’d be helpful. Thanks.

Bruce Thorn
Hi, Reynaldo. This is Bruce. I’ll take it and if others want to join in, they’ll follow up. First off, I just want to reiterate we’re very pleased with our Store of the Future progress. It continues to be a great platform for us to build more and more growth shoots on top of--I’ll just reiterate high single digit lift in year one. Year two, we’ve got some more markets and the best way I would sum it up is that they continue to perform better than our legacy stores, which is encouraging. The return continues to be strong on these double--or actually double our weighted average cost to return.

And, then also what I really like about it--and we’ve mentioned it before--is that it really puts our showcase categories right up front from the furniture, the soft home, the seasonal all up front, low sight visions to the back where you can see the pantry, the food and consumables. It’s a great way to shop. And, as we look towards the future, we’re taking this phased approach. We’ve got a lot of good things coming out of Operation North Star that we’re going to be able to phase in and hang on to the Store of the Future.

In fact, the way we start thinking about Store of the Future right now is in terms of years. So, what we’re talking about for next year is Store of the Future 2020, which will start including the lot, it’ll start including the queue. Traffic drivers will be in it, increased density and so on. So, we’re really excited about how this Store of the Future 2020 is going to evolve and keep getting better. So, to answer your question, we feel good about it and year two is performing better than legacy.

Jonathan Ramsden
I’ll just add from a capital standpoint, Bruce mentioned The Lot and queue line and we’re seeing very, very strong returns on investment on those initiatives. So, we are prioritizing rolling those initiatives out to our existing Store of the Future stores to continue to drive--as Bruce

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referenced, to continue to drive forward the performance of those stores. Alongside that, we will absolutely be continuing with our Store of the Future rollout on a similar or slightly accelerated pace to 2019.

Reynaldo Bersants
Okay, that’s helpful. And, then just a question on inventory. It’s running a bit higher than sales growth. How are you feeling today about the levels and makeup of your inventory and when should we expect inventory to grow more in line with sales growth?

Lisa Bachmann
I’ll jump in there and start on the category basis. Our largest investment, coming out of Q3 and inventory, was positioned in furniture and as we had mentioned in the earlier remarks, furniture was up mid-single digits in Q3 and that comp continued to build throughout the quarter and actually straight into November as well. So, the inventory positioning there is really in line with sales and our expectation for fourth quarter, and we saw strong results in Thanksgiving and Black Friday as well.

The other portion of our inventory is within the soft home category and again, we’re very well positioned for fourth quarter performance. We do very strong businesses with our cold weather products, and we also just launched our own brand, Dream Street, which is the children’s decor product and seating. So, we’re really feeling very good about where that increase in inventory is positioned.

As we head through the quarter and we end the quarter for Q4, we’re currently forecasting to come in slightly down to last year, which will well position us as we make the turn into 2020.

Reynaldo Bersants
Okay, that’s helpful. And, then just my last question is really about your store footprint. I think you’ve talked in the past about net positive store growth. As we look to next year and beyond, I was hoping you could flesh out your thoughts on store growth and why sort of an environment where most retailers are scaling back on physical stores, you feel like you can grow the store fleet. Thank you.

Bruce Thorn
Hey, Reynaldo. Bruce here and then I’ll hand it off to Jonathan to give some more specifics. From our research study early on last year in Operation North Star, we did a geographical study of all the markets we play in, the competitive set and our ability to grow. It gave us great support in understanding that our footprint could expand and in areas that we didn’t think possible. So, that is now becoming part of our real estate strategy. It’s taking a while to build that back up again.

We’ve done a nice job over the last several years in terms of cleaning up our fleet of stores to a very productive amount of stores and as we look at our competitive set, the things that we’re

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adding and what our customers are saying, it does look like we’d have expansion opportunity, along with increased presence in e-com, especially with the use of BOPIS. So, becoming more of an Omni channel customer and becoming more convenient to our customer is definitely a growth strategy for us.

With that in mind, we’re slightly net positive stores in 2019 this year. We’ll continue in 2020 and then ’21 could mean an acceleration of that.

Jonathan Ramsden
And, just to add a couple more points around that, I think you’re seeing in Q3 an acceleration of the spread between comp and total reported sales to a very healthy level. We anticipate that continuing in Q4 and through 2020 and frankly, beyond, as Bruce just referenced. So, that’s going to be, we think, an important part of our growth and it’s about opening more--continuing to open more productive new stores, but also we’re looking very closely at store closures. We’ve been closing a lot of stores over the past few years and we’re looking at how we can go through that lower tier of underperforming stores and take actions that will enable them to be profitable and provide a good return going forward. And, that will be another way that we can continue to drive that non-comp component of our growth.

Reynaldo Bersants
Okay, great. That’s very helpful. Best of luck.

Jonathan Ramsden
Thank you.

Bruce Thorn
Thank you.

Operator
Thank you. As a reminder, that’s Star 1 to be placed in the question queue. Our next question is coming from Paul Trussell from Deutsche Bank. Your line is now live.

Paul Trussell
Hey, good morning.

Bruce Thorn
Morning, Paul.

Paul Trussell
And, stellar results. Can we talk a little bit about, one, is just the home category, especially the soft home category and what you’re seeing there and how you’re thinking about that business on the go-forward basis? And, then separately and completely different, I would love for you to give a few more details around e-commerce, especially what you’re seeing as you rolled out

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BOPIS and how you’re thinking about scaling both on the top line and from a profitability standpoint. Thank you.

Lisa Bachmann
Good morning, Paul. I’ll start out talking a little bit about the home category and we really--as you know, within the Store of the Future, furniture and home is front and center, and we feel very, very good about the growth that we are experiencing and will continue to experience in the category.

As we look to Broyhill, I think that’s some newness that we will be bringing into our assortment at the end of the year and throughout 2020. Our Broyhill owned brand will be represented both in soft home, as well as indoor/outdoor furniture. So, within the soft home categories, you’ll see it in rugs, home décor, and by the time we hit spring of 2020, you’ll also see an expansion within our Never Out programs across our towels, our bedding. So, we feel very, very strongly about the--our own brand presence and especially the impact that it will have on our furniture and soft home categories.

And, as I mentioned earlier, the Dream Street youth launch just happened as well and every week, we’re seeing that volume build week over week. So, we feel very confident about the growth of that category and again, optimizing that also in 2020.

Bruce Thorn
Yeah, and I’ll take the second part of that, Paul. But just before I do that, I just want to add on soft home, 22 quarters of positive growth. This last quarter, just flattish. With all the things we’ve got going on behind Dream Street and everything that Lisa mentioned, we’re feeling very strong about our positioning in soft home.

But, now getting onto the e-commerce BOPIS question, in 2018, we did roughly $41 million in sales and in 2019, we’re now on course to double--more than double that. We did three times the volume Q3 over Q3 and we’re off to a really nice start. We made a decision early in the year to really lean in and launch BOPIS earlier, based off the customer insight study that we conducted and was a part of Operation North Star, and we think we’ve got a bright future with BOPIS and e-commerce and our stores working hand in hand together.

One thing that I’m very excited about, we’re all very excited about, is that we get great traffic to our website, and that’s many times a difficult thing for retailers. Not for us. We get great traffic. We know, through the studies that we’ve done, that our customer starts many of their journeys online, mobile device, and they all--over half of them have an Amazon Prime account. So, getting that traffic and being relevant for her is extremely important.

What we’ve learned through this process is that we think we’ve got a long runway of expanding BOPIS for the full year into 2020. We do have some fixes from a funnel, discovery while it’s strong. As you go through and view the cart and try to work through it, she has some difficulty

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there. So, we’ve got some navigation work that we need to do and the team is all over that, and also checkout. And, then finally, delivery. We’re looking at smart ways to minimize costs of delivery and make it more easy for her.

So, a lot of things to come, but we’re being very circumspect about how we add cost to this model and maintain our profitability as we grow strongly 2020 and beyond.

Paul Trussell
Thanks for the color and best of luck.

Bruce Thorn
Thank you.

Operator
Thank you. Our next question is coming from Jason Haas from Bank of America Merrill Lynch. Your line is now live.

Jason Haas
Great, thanks for taking my question. Could you discuss your progress towards the $100 million in cost takeout? My understanding is that labor optimization was one of the first big piece. So, just curious going forward, kind of what other areas you’re looking at to achieve that goal. Thanks.

Jonathan Ramsden
Yeah, hey Jason. It’s Jonathan. I’ll be happy to take that. Yeah, so we’ve spoken I think a couple of quarters back to a $100 million opportunity, which was coming sort of I think $40 million in ’19 and 30 incrementally in each of the next couple years.

As we said in our prepared comments, we think we’re going to get to and beyond the $100 million by the end of 2020; we are running well ahead of that schedule and we think there is significant upside opportunity beyond that figure and I think we’ll be able to give some more color on that when we get to the investor event in March.

The store labor was a big component of that. The stores organization has done an outstanding job, frankly throughout the year, of taking cost out and the reorganization in that part of the business was a big driver of the reduction. Some of the other items under Fund the Journey are a combination of efforts. Another one important caveat on that; we were able to take that cost down in the stores while maintaining a very strong net promotor score. So, we we’re really pleased about that.

So, just as a reminder, the savings come both from gross margin and from SG&A. Store labor was a meaningful piece. There were some corporate headquarters savings that we implemented through the year. We’re working through what we call sort of indirect spend,

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goods not for resale. We’ve had good results on that so far, but that’s one of the areas where there’s a lot more upside to come over the next year in particular.

And, then on the gross margin components, there are elements around what we call strategic vendor management to drive incremental benefit out of COGS. Also, we’re driving shrink down. We referenced it in Q3. We had a benefit from Shrink and we think there’s a great opportunity there going forward and also in some of our in-store markdowns.

So, those various projects are all in different stages, but I think the headline there is that we’re confident that we’re going to be past the $100 million figure by the end of 2020 and that number is going to keep moving higher as we go forward.

Jason Haas
Great, thank you. And, then as a follow up, I had a question somewhat similar on the guidance for the lower capex next year. I think you said below $250 million and I’m just trying to figure out what the drivers are based on the breakout that you had given for 2019. I’m specifically curious if you found a way to lower the capex investment in the Store of the Future and then just reconciling that with the fact that you’ll be rolling out the lot to more stores and then it sounds like the freezer/cooler reductions will have some costs associated with it. So, any color there would be helpful. Thanks.

Jonathan Ramsden
Yeah, absolutely. So, I think a reasonable assumption at this point for 2020 will be capex in the range of around $200 million, so $50 million or so lower than where we’ve been this year. To your point, one of the big drivers of that is while we’re continuing with the pace and even slightly accelerating Store of the Future in 2020, we’re getting the cost of that down significantly.

So, we’re doing that a couple different ways. One is we’re just continuing to identify which of the elements really are the most meaningful to our customer and to reduce the cost per store. We’re also looking at some different tiering of the rollout. So, we have a sort of full model for the Store of the Future conversion and a couple of slightly lighter versions of that where we don’t incorporate all of the components that we do in the full. And, a big driver of that is something like flooring, for example, where we have newer stores that we’re converting where we’re finding we don’t need to spend as much on redoing the floors in those stores and that’s been a big driver, a big expense in the full model of the Store of the Future.

Some other things around fixturing, some other items in the full store remodel that we are selectively taking out of some of the lower tier conversions. And, then on a like to like basis, the full conversion is also coming down relative to where we were. So, Store of the Future capex is a big driver of that reduction. There are some other puts and takes, but that is certainly one of the major components.

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Bruce Thorn
And, if I could just add on, in terms of adding the lot, one of the things we love about the lot is that it gives, like we said, the store a 1 to 2 percent comp lift. It’s 500 square feet. It’s minimal investment in capex and opex and it’s a really nice ROI. So, while we’re rolling it out, which will be roughly 700-ish plus stores next year, it’s not capital intensive.

Jason Haas
Got it. That makes sense. And, if I could slip in a really quick follow up. I’m just curious if you could provide an update for the e-commerce sales in EBIT guidance. I think on the last call, it was--you had said you would be over $55 million in terms of sales. I’m not sure if there’s any update you would provide there, but that’d be helpful. Thanks.

Bruce Thorn
Yeah, Jason, I’ll give you that update. Happy to state that we’re exceeding that. We should be over 2X of what we were last year.

Jonathan Ramsden
Just to add one point to my prior comment, one of the other drivers of the capex reductions is the AVDC investment rolling off in 2020.

Jason Haas
Of course. Okay, that makes sense. Thank you.

Bruce Thorn
Thank you.

Operator
Thank you. If there are no additional questions at this time, I’ll turn the call over to Andy Regrut.

Andy Regrut
Yeah, thanks very much, everyone. Kevin, would you please close the call with replay instructions?

Operator
Certainly. Ladies and gentlemen, a replay of this call will be available to you by 12 noon Eastern time today, December 6th. The replay will end at 11:59 pm Eastern time on Friday, December 20th, 2019. You can access the replay by dialing toll-free 1-877-660-6853 and enter replay confirmation 13696724 followed by the # sign or 201-612-7415 and enter replay confirmation 136963724 followed by the # sign.

Ladies and gentlemen, this concludes today’s presentation. Thank you for your participation. You may now disconnect.

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